EXHIBIT A
THE PULSE BEVERAGE CORPORATION
Series B Preferred Stock
Certificate of Determination of Preferences

1. Designation and Amount. The shares of such series shall be designed as "Series B Preferred Shares" (the "Series B Preferred Shares"), and the number of shares constituting such series shall be five (5) Series B Preferred Shares. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Shares.

2. Dividends and Distributions

   (i) The holders of Series B Preferred Shares, in preference to the holders of Common Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on the 31st day of December in each year (each such date being referred to herein as a "Dividend Payment Dates"), commencing on December 3l, 2017 at the rate of $0.01 per share per year.

   (ii) Dividends which are not declared will not accrue. Dividends not declared will not cumulate. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof.

3. Voting Rights. Each Series B Preferred Share will entitle the holder thereof to Ten Billion (10,000,000,000) votes with respect to each one Series B Preferred Share held, on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or in any other Certificate of Designation creating a series of Preferred Shares or by law, the holders of Series B Preferred Shares and the holders of Series A Preferred Shares, and the holders of Common Shares, and the holders of any other capital shares of the Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

4. Certain Restrictions

   (i) Whenever dividends declared or other distributions payable on the Series B Preferred Shares as provided herein are in arrears, thereafter and until all unpaid dividends and

distributions on Series B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

(b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received $0.01 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment.

6. Conversion. At any time, and at the option of the holder of the Series B Preferred Shares, each Series B Preferred Share will be convertible into one tenth of a share of this Corporation's common. In the event the Corporation shall at any time after December 31, 2017, declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of Common Shares issuable upon the conversion of the Series B Preferred Shares immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

7. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series B Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share equal to the aggregate amount of stock, securities, money and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after December 31, 2017 declare or pay any dividend on Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.